AMERI-CAN RAILWAYS
SYSTEMS, INC. (ARS)

                    Consulting Agreement

With:

          PETER ROSS ASSOCIATES, a sole proprioritorship registered in Ontario (ROSS)


1.   Services

  ARS agrees to engage ROSS to perform services and ROSS accepts such engagement. The services shall consist of consulting services of Peter Ross. Peter Ross shall be appointed as President and Chief Operating Officer of ARS.

2.   Term

  This contract shall be for a term of twenty-four months, commencing on the 29th of May 1998.

3.   Fee

  (a)  An annual fee of CDN $90,000.00, payable CDN $7,500.00 monthly;

  (b) 115,000 common shares of the Company issued to ROSS upon engagement commencement, and an option to purchase an additional 115,000 from the Treasury at an exercise price of not less than fair market value of those shares at the date of grant as follows and only so long as Peter Ross is President and Chief Operating Officer of the Company and the following performance criteria are achieved by the Company:

      (i) upon expiration of six months from commencement of this engagement, twenty-five (25) percent of the optioned shares;

     (ii) upon the expiration of twelve (12) months from commencement of the engagement, twenty-five (25) percent of the optioned shares provided that during the immediately preceding twelve (12) months the Company has completed the sale of forty (40) Crossing Systems;

    (iii) upon the expiration of eighteen (18) months from commencement of the engagement, twenty-five (25) percent of the optioned shares provided that during the immediately preceding six (6) months the Company has completed the sale of seventy-five (75) Crossing Systems;

     (iv) upon the expiration of twenty-four (24) months from commencement of the engagement, twenty-five (25) percent of the optioned shares provided that during the immediately preceding six (6) months the Company has completed the sale of seventy-five (75) Crossing Systems.

     In the event that the engagement is terminated for any reason prior to the expiration of any of the period mentioned above, an averaging provision shall be applied to determine the entitlement.

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4.   Non-competition

  The Non-Compete Agreement shall apply.

5.   Duties

  Peter Ross' services shall include:

(a) the running of the day to day operations of the business of the Company in accordance with the policies and directions of the Board of Directors; and

(b) other specific duties to be mutually agreed upon during the first six (6) months from commencement of the engagement.

6.   Termination

  ROSS' engagement may be terminated at any time by either party on not less than 30 days' prior written notice. The Company shall have the right to terminate the engagement at any time after the initial six (6) months period upon payment to ROSS of an amount equal to six (6) months fees, provided that should such termination take place at any time during the last six (6) months of the term of the engagement, the maximum which the Company shall be required to pay in lieu of notice shall be an amount equal to the number of months left in the unexpired term times the monthly fee.

  Date:  June 25, 1998


  /s/ Sydney Harland            /s/ Peter Ross
  _____________________         ________________________
  SYDNEY HARLAND                PETER ROSS
  AMERI-CAN RAILWAY             PETER ROSS ASSOCIATES
  SYSTEMS, INCORPORATED